TPG INC.
2021 OMNIBUS INCENTIVE PLAN
FORM OF PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

TPG INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

Participant:
Number of Performance Restricted Stock Units:
Grant Date:
Deemed Acceptance Date:

THIS AWARD AGREEMENT (this “Agreement”) is effective as of the Grant Date (shown above) and evidences an Award granted by TPG Inc., a Delaware corporation (the “Company” and together with its Affiliates, “TPG”), to the Participant (shown above) pursuant to the TPG Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated in and made a part of this Agreement by reference. Capitalized terms not defined in this Agreement have the meanings set forth in the Plan.
In consideration of the promises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:
1.Grant and Restrictions. The Committee has determined to grant the Participant, on the terms and conditions of this Agreement, an award (this “Award”) of performance Restricted Stock Units (“PRSUs”) consisting of the right to receive a number of Shares determined based on achievement of performance- and service-based vesting criteria with respect to a number of PRSUs noted as “Number of Performance Restricted Stock Units” above, and settlement in accordance with the terms and conditions of this Agreement.
2.Vesting. The PRSUs shall be subject to service vesting and performance vesting criteria. With respect to any PRSU, the first day following both the applicable Service Vesting Date and the applicable Achievement Date (each as defined below) being satisfied shall be referred to as the “Vesting Date.”
(a)Service Vesting. Subject to the Participant continuously providing Services and complying with the terms and conditions hereof through (and including) the applicable service vesting date, the number of PRSUs set forth opposite such service vesting date noted below (each, a “Service Vesting Date”) will vest with respect to the service vesting criteria (unless previously vested or cancelled in accordance with the provisions of the Plan or this Agreement):

Service Vesting Date	Number of PRSUs Service Vesting on Such Date

(b)Performance Vesting.
(i)An amount of PRSUs equal to [●] of the PRSUs granted pursuant to this Agreement (rounded down, if applicable) will vest with respect to the performance vesting criteria on the first day following the date on which the 30-day trailing average trading price of a Share on Nasdaq for the preceding 30-day period equals or exceeds $[●] calculated based on the volume weighted average trading price of a Share on Nasdaq as reported on by Nasdaq (or, if not so reported, as reported by a successor reporting service selected by the Company) (such date, the “First Achievement Date”), provided that the First Achievement Date occurs prior to the fifth anniversary of the Grant Date; and
(ii)The remainder of the PRSUs granted pursuant to this Agreement ([●], rounded up, if applicable) will vest with respect to the performance vesting criteria on the first day following the date on which the 30-day trailing average trading price of a Share on Nasdaq for the preceding 30-day period equals or exceeds $[●] calculated based on the volume weighted average trading price of a Share on Nasdaq as reported on by Nasdaq (or, if not so reported, as reported by a successor reporting service selected by the Company) (such date, the “Second Achievement Date,” and together with the First Achievement Date, the “Achievement Dates”), provided that the Second Achievement Date occurs prior to the eighth anniversary of the Grant Date.
3.Termination of Services.
(a)Except as provided in Sections 3(b) or (c), if the Participant undergoes a Termination of Services prior to the final Vesting Date, any then-unvested PRSUs will immediately terminate and be forfeited in their entirety as of the Termination Date. Subject only to the Participant’s minimum entitlements under applicable employment or labor standards legislation, the Participant shall not be entitled to any damages or other compensation arising from or related to the forfeiture of this Award or any payment in respect thereof.
(b)Notwithstanding the terms of Section 3(a), if the Participant is terminated for Cause, otherwise engages in Cause or breaches the Restrictive Covenant Agreement attached hereto as Schedule A, all unvested PRSUs, the number of Shares underlying vested PRSUs and all Dividends or Dividend Equivalents received in the two years prior to the date such activity occurred will immediately terminate, be forfeited or be repaid (or any combination thereof) as of the date such activity occurs. In the event the Participant has sold or otherwise transferred any vested Shares that are to be forfeited pursuant to this Section, the Participant shall pay to the Company an amount equal to the Fair Market Value of such Shares as of the date such activity occurs, as determined by the Committee in its good faith discretion.
(c)Notwithstanding any provision in this Section 3, to the extent that the Participant is a party to an employment agreement with TPG [or covered by a separation policy of TPG], the terms of such employment agreement [or separation policy] shall control upon the Participant’s Termination of Services to the extent such terms address the treatment of PRSUs with respect to the Participant’s Termination of Services. [This Award is not subject to, and shall not be superseded by, the terms of any separation policy of the Company.]
4.Deemed Acceptance. The Participant shall have no rights related to this Award unless and until the Participant executes and returns this Agreement before the close of business on the Deemed Acceptance Date (shown above); provided, that, if the Participant has failed to execute and return this Agreement before the Deemed Acceptance Date, this Agreement will be deemed to have been accepted by the Participant, and the Participant will be deemed to have represented and certified that the Participant has complied with all of the terms of the Plan and this Agreement, effective as of the Deemed Acceptance Date, on the date that the Participant receives a payment in respect of a Dividend Equivalent or when the Participant requests the sale of Shares with respect to this Award.
5.Form and Timing of Payment of Vested Awards.1
(a)Settlement Date. Subject to PRSUs vesting in accordance with Section 2 and the other terms and conditions of this Agreement, the PRSUs will be settled as soon as practicable following the applicable Vesting Date, but in no event later than March 15th of the year following the year in which the applicable Vesting Date occurs, by delivery to the Participant of payment with respect to such PRSUs in the form of Shares.
(b)Withholding. Subject to the Plan, the Company may require any individual entitled to receive a payment of an Award to remit to TPG prior to payment, an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements (whether arising on the applicable Vesting Date, the settlement date or otherwise). TPG shall also have the right to deduct from all cash payments made to the Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such Award. If so required, no portion of this Award will be delivered to the Participant unless and until the Participant has remitted to TPG an amount sufficient to satisfy any required withholdings. Unless otherwise requested in writing at least three business days in advance of the applicable settlement date in a manner that is not prohibited by any blackout periods under the Company’s insider trading policies, the Company shall hold back a portion of this Award otherwise deliverable to the Participant to cover any required withholdings. If Shares are used to pay all or a portion of such withholding tax obligation, the number of Shares that may be withheld, surrendered, or reduced shall be limited to the number of Shares which have value on the applicable Vesting Date equal to the aggregate amount of such liabilities based on the greatest statutory withholding rates applicable to the Participant for federal, state, foreign, or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee. Any fraction of a Share which would be required to satisfy such an obligation shall be rounded to the next whole Share and the remaining amount due shall be paid in cash to the Participant.
6.Dividends and Dividend Equivalents. The Participant shall be entitled to Dividend Equivalents in respect of the PRSUs that have not yet been settled (whether or not vested), and such Dividend Equivalents shall be paid in cash to the Participant as soon as reasonably practicable following the applicable Vesting Date (taking into consideration relevant legal and operational considerations) with respect to the PRSUs to which the Dividend Equivalents relate. For the avoidance of doubt, the Participant shall have no right to accrued
1 Note to Draft: This form contemplates settlement in shares, but if desirable, PRSUs can be settled in cash if payment is deferred for at least 6 months after the vesting date.

dividend equivalents on any PRSUs if the PRSUs do not vest in accordance with Section 2 or are forfeited in accordance with Section 3.
7.Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives any of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only when delivered by the Participant in writing to the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator or legal representative.
8.No Right to Continued Employment or Further Awards. Neither the Plan nor this Agreement shall be construed as (i) giving the Participant any right to continue in the employ of the Company and its Affiliates or (ii) giving the Participant any right to be reemployed by the Company and its Affiliates following any termination of employment. The termination of employment provisions in this Agreement only apply to the treatment of this Award as specified herein and shall not otherwise affect the Participant’s employment relationship. Nothing contained in this Agreement shall be deemed to constitute or create a contract of employment. The Company has granted this Award to the Participant in its sole discretion. This Award does not form part of the Participant’s employment contract, if any. Neither this Agreement nor the Plan confers on the Participant any right or entitlement to receive another Award, or any other similar award at any time in the future or in respect of any future period. This Award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year and does not diminish in any way the Company’s discretion to determine the amount, if any, of the Participant’s compensation.
9.Transferability.

(a)This Award shall not be transferable other than by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction or to a Permitted Transferee for no consideration pursuant to the Plan or as permitted by the Committee. Any Award transferred shall be further transferable only by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction, or, for no consideration, or upon consent of the Committee.
(b)Except as set forth in the Plan or as determined by the Committee, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.
10.Restrictive Covenants. The Participant expressly acknowledges and agrees that as a condition of receiving this Award, the Participant will be bound by the Restrictive Covenants Agreement attached hereto as Schedule A, and that a breach of such agreement by the Participant may result in the Committee or TPG terminating this Award (whether or not vested), as described above, and otherwise taking any action permitted by the Plan. TPG Global, LLC (or its applicable Affiliate), as the employer of the Participant, shall be a third-party beneficiary of this provision and entitled to enforce its terms against such Participant as if it were a direct party to this Agreement.
11.Notices. Notice under this Agreement shall be addressed to the Company in care of the Office of General Counsel at the Company’s headquarters and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other. Notice shall be effective upon receipt.
12.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties, except as otherwise permitted by applicable law.
13.Governing Law; Arbitration. The interpretation, performance and enforcement of this Award and this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall remain in full force and effect. The Participant expressly acknowledges and agrees that as a condition of receiving this Award, the Participant will be bound by the provisions of Section 23.26 of the Plan regarding arbitration.
14.Award Subject to Plan.
(a)This Award is granted subject to the Plan and to such rules and regulations the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Agreement, all of which shall be binding upon the Participant.
(b)To the extent of any inconsistencies between the Plan and this Agreement, the Plan will govern. This Agreement and the Plan constitute the entire agreement between the parties regarding the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written, express or implied) that relate to the subject matter hereof.
(c)The Committee may terminate, amend, modify or suspend the Plan and amend or modify this Agreement; provided, however, that no termination, amendment, modification or suspension shall materially and adversely affect the Participant’s rights under this Agreement, without the Participant’s written consent.
15.Section 409A.
(a)This Award is intended to either (i) qualify for the short-term deferral exemption under Section 409A of the U.S. Internal Revenue Code and the final regulations promulgated thereunder (“Section 409A”) or (ii) satisfy the requirements of Section 409A. This Agreement shall be interpreted, administered and construed in a manner consistent with that intent. Notwithstanding the forgoing, if the Company determines that any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (x) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, or (y) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 15 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the PRSUs will not be subject to taxes, interest and penalties under Section 409A.
(b)If the Participant is a “specified employee” as defined under Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).
16.Recoupment. This Award shall be subject to any clawback, recoupment or similar policy as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.
17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. By accepting this Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.Personal Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands and acknowledges that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s Data. The Participant understands and acknowledges that the Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage the Participant’s participation in this Plan, and the Company and its Affiliates may transfer the Data to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. By accepting this Award, the Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company or to any third parties is necessary for the Participant’s participation in the Plan. The Participant may view Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting compliance@tpg.com in writing. The withdrawal of any consent by the Participant may affect the Participant’s participation in the Plan. The Participant may contact compliance@tpg.com for further information about the consequences of any withdrawal of consents herein.
19.Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
20.Successor. All obligations of the Company under the Plan and this Agreement, with respect to this Award, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
21.Signature in Counterparts. If delivered in paper format, this Agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.
22.Enforceability. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

23.Language. If the Participant has been provided with a copy of this Agreement, the Plan or any other document relating to this Award in a language other than English, the English language shall govern in the event of any inconsistency.
24.Waiver. No failure or delay by the Company to enforce any provision of this Agreement or exercise any right or remedy provided by law shall constitute a waiver of that or any other provision, right or remedy, nor shall it prevent or restrict the further exercise of that or any other provision, right or remedy. No single or partial exercise of such provision, right or remedy shall prevent or restrict the further exercise of that or any other provision, right or remedy.
25.Foreign Exchange Restrictions. The Participant understands and agrees that neither the Company or its Affiliates are responsible or liable for any foreign exchange fluctuations between the Participant’s local currency (if applicable) and the United States Dollar (or the selection by the Company or a subsidiary of any applicable foreign exchange rate it may determine in its discretion to be appropriate) that may affect the value of this Award or the calculated income, taxes or other amounts thereunder or any related taxes or other amounts.
26.Appendix. Notwithstanding anything in this Agreement to the contrary, if the Participant resides outside of the United States, certain additional terms and conditions in the attached appendix (the “Appendix”) may apply to the Participant and this Award. If the Participant relocates from the United States to a country outside the United States or relocates between the jurisdictions specified in the Appendix, additional terms and conditions, as applicable, may apply to the Participant, to the extent that the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

TPG Inc.
By:    __________________________________
Name:
Title:
Agreed and acknowledged as of the Grant Date:
___________________________________
(Participant’s signature)

Schedule A
Restrictive Covenants Agreement
This “Agreement” is effective as of the Grant Date set forth in the Award Agreement to which this Agreement is Schedule A and is entered into by and between the Company (on its own behalf and on behalf of its Affiliates, together “TPG”) and the Covered Person (as defined below). Each capitalized term that is used but not defined in this Agreement shall have the meaning ascribed to it in the TPG Inc. 2021 Omnibus Incentive Plan.
1.Non-Compete. The Covered Person agrees that TPG would likely suffer significant harm from the Covered Person’s competing with TPG during the period such Covered Person provides Services and for some period of time thereafter. Accordingly, the Covered Person agrees that while he or she provides Services and during the Restricted Period for the Covered Person, the Covered Person shall not (a) associate (directly or indirectly) as an employee, partner, officer or director (or pursuant to any other arrangement to provide services customarily performed by an employee, partner, officer or director), with any Competitor or any Competitor’s affiliates or (b) solicit, induce, persuade or entice (by written, oral or any other means), any Portfolio Company or prospective Portfolio Company or any investor or prospective investor in any Fund or any affiliate of any of the foregoing whose identity became known to such Covered Person in connection with such Covered Person’s provision of Services, to transact business with another Person or to reduce or refrain from doing any business with any Covered Entity, in each case unless (i) such Covered Person has advised the Company in writing in advance of such Covered Person’s desire to undertake such activities and the specific nature of such activities and (ii) the Company, in its sole discretion, has approved in writing such activities, subject to any reasonable conditions the Company may impose, including (x) the Company has received written assurances (that will be designed, among other things, to protect the goodwill, Confidential Information, investor and operating partner relationships and other important commercial interests) from the Competitor and Covered Person that are, in the Company’s sole discretion, applicable and adequate to protect the interests of the Covered Entities and (y) the Covered Person and the Competitor adhere to such assurances.
2.Confidentiality. The Covered Person agrees that he or she shall not at any time disclose, without the prior written consent of the Company, any information (whether oral or written) with respect to, or any matter relating to, the Covered Entities, including trade secrets, proprietary information, and any and all reports, data, interpretations, forecasts, records, analyses, compilations, studies, pipeline information known to such Covered Person or other documents prepared by or provided to such Covered Person in connection with such Covered Person’s provision of Services or in connection with any existing or contemplated transaction or investment related activities of any Covered Entity (whether or not such information was prepared by or provided to such Covered Person in his or her capacity as a Covered Person or in connection with such Covered Person’s provision of Services) and Work Product (the “Confidential Information”); provided that the Covered Person may disclose any such Confidential Information to the extent (a) it has become generally available to the public through no breach by the Covered Person, (b) it may be required or appropriate in any report, statement or testimony submitted to any municipal, state or national (including foreign) regulatory body having or claiming to have jurisdiction over the Covered Person, (c) it may be required or appropriate in response to any summons or subpoena or, in connection with any litigation or (d) it may be required in order to comply with any law, order, regulation or ruling applicable to the Covered Person; and provided further that, in each case of potential disclosure under clauses (b) through (d), the Covered Person agrees to provide the Company with prompt written notice of such potential disclosure so that it may seek an appropriate protective order or other appropriate remedy. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Covered Person from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require the Covered Person to comply with the notification requirement in the preceding sentence with respect to any such reporting. In making any such report, however, the Covered Person is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Covered Person shall not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed under seal in a lawsuit or proceeding. Notwithstanding this immunity from liability, the Covered Person acknowledges that the Covered Person may be held liable if he unlawfully accesses trade secrets by unauthorized means. The confidentiality provisions of this Agreement shall survive as to any Covered Person withdrawing or otherwise removed from the Company.
3.Employee Non-Solicitation. While the Covered Person provides Services and for the Non-Solicitation Period, the Covered Person shall not (whether on the Covered Person’s own behalf or on behalf of any other person, whether directly or indirectly and whether or not for compensation) solicit for employment, hire or engage (or endeavor to solicit for employment, hire or engage) any person who is or was (as applicable) an employee, partner or consultant of a Covered Entity at the time of such solicitation for employment, hiring or engagement or at any time during the six months immediately prior to such solicitation for employment, hiring or engagement.
4.Non-Disparagement. The Covered Person shall not at any time make negative, derogatory or disparaging comments regarding any Covered Entity or any of their respective businesses, current or former equity holders, directors, officers, employees, agents, clients, investors or any other person affiliated with them, whether individually or in their official capacities. The Covered Person shall not engage in any conduct or communications with the intent or that has the effect of disparaging any Covered Entity or any of their respective businesses, current or former equity holders, directors, officers, employees, agents, clients, investors or any other person affiliated with them, whether individually or in their official capacities.
5.Work Product is Property of TPG. In consideration of the promises and undertakings of TPG in this Agreement, the Covered Person agrees that all Work Product of the Covered Person shall be the sole and exclusive property of the Company (or other applicable Covered Entity as the Company may agree), and is hereby irrevocably assigned to the Company or its designee, regardless of whether (a) such Work Product was conceived, made, developed or worked on during regular hours of the Covered Person’s provision of Services or during time away from any such provision of Services, (b) the Work Product was made at the suggestion of a Covered Entity, or (c) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Covered Person acknowledges that all original works of authorship that are made by the Covered Person, solely or jointly with others, within the scope of the Covered Person’s Services, if any, and that are protectable by copyright law are “works made for hire,” as that term is defined in the U.S. Copyright Act (17 U.S.C., Section 101), and are therefore owned by the Company, from the time of creation. The Covered Person agrees to, and does hereby, transfer, and set over, to the Company or its designee, all of his or her rights, title and interests throughout the world in and to all Work Product, without the necessity of any further compensation, and agrees that the Company is entitled to obtain and hold in its own name all patents, copyrights and other rights in respect of all Work Product. The Covered Person agrees to (i) cooperate with the Company, both
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while a Covered Person and thereafter, in obtaining patents or copyrights or other intellectual property protection for all Work Product; (i) execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof throughout the world; and (iii) cooperate with the Company in obtaining, defending and enforcing its rights therein. The Covered Person represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Covered Person and any other person (other than the Company). In addition, the Covered Person shall not be entitled to disclose, and use for his or her benefit, information regarding the track record of investment transactions with respect to any Covered Entity. Nothing set forth herein shall limit in any way the rights of the Company or its designee to the investment track record of the Covered Entities. “Work Product” shall include all ideas, works of authorship, inventions, business methods and other creations, whether or not patentable, copyrightable or subject to other intellectual property protection, that are made, conceived, developed or worked on in whole or in part by the Covered Person, whether alone or with others that relate in any manner whatsoever to the business, existing or anticipated, of the Covered Entities or any other business or research or development effort in which any Covered Entity engages. Work Product includes any material previously conceived, made, developed or worked on prior to the date of the Covered Person’s admission to the Company, including, for the avoidance of doubt, any material previously conceived, made, developed or worked on while the Covered Person provided Services prior to the date of the Covered Person’s admission to the Company.
6.Non-Publicity. The Covered Person agrees that while providing Services and following termination, except in the course of the performance of the Covered Person’s duties and responsibilities, the Covered Person shall not prepare or assist any person or entity in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other creations, concerning any Covered Entity or any of their respective businesses, current or former equity holders, directors, officers, employees, agents, clients, investors or any other person affiliated with them.
7.Scope. The Covered Person acknowledges that he or she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him or her pursuant to this Agreement. The Covered Person agrees that said restraints are necessary for the reasonable and proper protection of TPG, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.
8.Limitations. If the provisions of this Agreement are ever deemed by a court to exceed the limitations permitted by applicable law, the Covered Person and TPG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law. The provisions of this Agreement are severable, and no breach of any provision of this Agreement, or any other claimed breach of contract or violation of law, shall operate to excuse the Covered Person’s obligation to fulfill the requirements of this paragraph 8.
9.Injunctive Relief. It is impossible to measure in money the damages that will accrue to TPG if the Covered Person breaches any of the covenants provided in this Agreement. If the Covered Person breaches any such covenant, TPG shall be entitled to an injunction restraining the Covered Person from violating such covenant (without posting any bond). If TPG shall institute any action or proceeding to enforce any such covenant, the Covered Person hereby waives the claim or defense that TPG has an adequate remedy at law and agrees not to assert in any such action or proceeding with the claim or defense that TPG has an adequate remedy at law. The foregoing shall not prejudice TPG’s right to require the Covered Person to account for and pay over to TPG, and the Covered Person hereby agrees to account for and pay over to TPG, the compensation, profits, monies, accruals or other benefits derived or received by the Covered Person as a result of any transaction constituting a breach of any of the covenants provided in this Agreement.
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10.Attorneys’ Fees. If a Covered Person breaches any of the covenants provided in this Agreement, TPG shall be entitled to recover from the Covered Person all expenses, including attorneys’ fees, incurred by TPG in enforcing such covenants.
11.Governing Law; Submission to Jurisdiction. Notwithstanding any provision in the Award Agreement to the contrary, the Covered Person’s covenants, restrictions and representations set forth in this Schedule A shall be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under the terms of this Schedule A, the parties hereby consent to the jurisdiction, forum and venue of the state and federal courts located in New York, New York; provided, however, that the parties acknowledge and agree that each member of TPG shall also be entitled to enforce the terms of this Schedule A in any other court of competent jurisdiction.
12.Definitions.
“Company” shall mean TPG Global, LLC.
“Competitor” shall mean any business that materially competes, during the period of time that the Covered Person is providing Services, with the Company Group, including any business that any of member of the Company Group is actively considering conducting at the time of the Covered Person’s Termination Date, so long as the Covered Person knows or reasonably should have known about such plans, in any geographical or market area where any member of the Company Group provides, or is actively considering providing, products or services; provided that, notwithstanding anything herein to the contrary, no Portfolio Company shall be considered a “Competitor” and each of [ ] shall be considered a “Competitor.”
“Covered Entity” shall mean all members of the Company Group, any Portfolio Company, any Fund and any Affiliates of the foregoing.
“Covered Person” shall mean the Participant designated on the Award Agreement to which this Agreement is Schedule A.
“Fund” shall mean any fund, pooling vehicle or separate account that is managed or established by any member of the Company Group (whether individually or together with any other Person).
“Non-Solicitation Period” shall mean, with respect to the Covered Person, the period commencing on the date on which the Covered Person’s Services are terminated and ending on the date that is [ ] months following the date on which the Covered Person’s Services are terminated.
“Portfolio Company” shall mean any Person (that is not a member of the Company Group or a Fund) in which any member of the Company Group or a Fund has an investment or holds an interest, whether direct or indirect.
“Restricted Period” shall mean, with respect to a Covered Person, the period commencing on the Termination Date and ending on the date that is the number of months following the Termination Date, determined by reference to the following table (based on whether such Covered Person was a TPG Partner, a TPG Specified Person or otherwise as of the Termination Date and whether such Covered Person was a Type 1 Leaver or a Type 2 Leaver):
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	Type 1 Leaver	Type 2 Leaver
TPG Partner
TPG Specified Person
Other

“Services” shall mean the performance of services by an individual as an employee or other service provider to TPG.
“Solicit for Employment” shall mean, with respect to any Person, to solicit, induce, persuade or entice (by written, oral or any other means) a second Person to (a) reduce, impair or terminate their employment, consulting or similar relationship with a third Person or (b) enter into an employment, consulting or similar relationship with the first Person. “Solicitation for Employment” shall have a corresponding meaning.
“TPG Partner” shall mean, as of any date of determination, any Covered Person who, as of such date of determination, is a “firm partner” or equivalent title of the Company Group.
“TPG Specified Person” shall mean, as of any date of determination, any Covered Person who, as of such date of determination, is (i) a “principal” or equivalent or higher title of the Company Group and (ii) not a TPG Partner. Equivalent or higher titles to “principal” shall be those reasonably determined by the Company.
“Type 1 Leaver” shall mean any Covered Person whose Services were terminated by a member of the Company Group for any reason other than for Cause.
“Type 2 Leaver” shall mean any Covered Person whose Services were terminated by such Covered Person for any reason (including resignation or retirement) or by a member of the Company Group for Cause or conduct constituting Cause. In addition, any Covered Person whose Services are terminated that is not a Type 1 Leaver shall be deemed to be a Type 2 Leaver.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.
TPG GLOBAL, LLC

By:    __________________________________
Name:
Title:
Agreed and acknowledged as of the Grant Date:
___________________________________
(Participant’s signature)

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APPENDIX
COUNTRY SPECIFIC NOTICES, TERMS AND CONDITIONS
The following country-specific notices, disclaimers, and terms and conditions apply to grantees in the countries listed below and may be material to the Participant’s participation in the Plan. Such information may apply if the Participant resides or works in, moves to or otherwise becomes subject to the laws or Company policies of, a particular country while holding Awards received under the Plan. In any such case, the Company may also withhold or account for tax or related liabilities in more than one jurisdiction. The Participant is solely responsible for any obligations outlined below. As local laws are often complex and change frequently and the information provided is general in nature and may not apply to the Participant’s specific situation, the Company cannot assure the Participant of any particular result, and the Participant should seek his or her own professional legal and tax advice. In the event of a conflict between a term of this Appendix applicable to a Participant and a term of an Award Agreement of such Participant, the applicable term of this Appendix shall prevail. Capitalized terms not defined in this Appendix as they relate to the Agreement have the meanings set forth in the Plan or the Agreement. Capitalized terms not defined in this Appendix as they relate to Schedule A of the Agreement have the meanings set forth in Schedule A.